Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:

Anthony Mirenda

Vice President

Corporate Communications

212. 553.1316

Anthony.Mirenda@moodys.com

Lisa S. Westlake

Vice President

Investor Relations

212.553.7179

Lisa.Westlake@moodys.com

Moody’s Corporation to Acquire Fermat International

Acquisition establishes industry-leading risk management solution for global banks by combining complementary offerings

New York, NY — September 15, 2008 – Moody’s Corporation (NYSE:MCO) announced today that it has agreed to acquire Fermat International, a leading provider of risk and performance management software to the global banking sector. The combination of Moody’s credit portfolio management and economic capital tools with Fermat’s expertise in risk management software positions Moody’s to deliver comprehensive analytical solutions for financial institutions worldwide.

Moody’s will purchase Fermat for €132.5 million ($189 million), subject to customary closing adjustments. An additional sum of up to €25 million ($36 million) in consideration may be paid based on achievement of certain financial targets by year-end 2008. The acquisition will be funded primarily from offshore cash on hand, and Fermat will operate as part of Moody’s Analytics.

“Fermat is very highly-regarded for its risk products, global client base and software development professionals,” said Raymond W. McDaniel, Jr., Chairman and Chief Executive Officer of Moody’s Corporation. “This acquisition provides a strong complement to Moody’s Analytics and accelerates our goal of offering a comprehensive, end-to-end risk management solution to commercial banks and other financial institutions.”

The acquisition combines leading risk management platforms from Moody’s Analytics and Fermat. By leveraging a proprietary and robust data management platform, Fermat helps banks meet regulatory capital requirements and provides risk management and performance monitoring capabilities. With installations at more than 100 banks – primarily in Europe, the Middle East and Asia – Fermat significantly extends the functional and geographic scope of the Moody’s Analytics suite of banking software. Founded in 1996, Brussels-based Fermat International has approximately 275 employees located worldwide serving customers in 30 countries, with significant operational and development hubs in France and Singapore.

“Fermat is very pleased to become part of an organization with Moody’s global presence and expertise in risk management products,” said a spokesman for Fermat’s partners. “Moody’s will help Fermat reach new customers seeking integrated risk and performance management solutions.”

Moody’s anticipates that this acquisition will add incremental annual revenues of approximately $75 million to $85 million by 2010, with lower incremental 2009 revenues reflecting most of the impact from purchase accounting and deferrals associated with conversion to U.S. GAAP. Future revenue growth will be achieved through license sales and fees from software maintenance and related professional services. The acquisition is expected to be $0.05 to $0.07 dilutive to earnings per share (EPS) in the fourth quarter of 2008, dependent on purchase accounting adjustments and the actual closing date. This transaction is expected to be accretive to EPS by the fourth quarter of 2009 and thereafter; the impact on full-year 2009 EPS is expected to be modestly dilutive.

The acquisition is expected to be completed in approximately 30 to 45 days, subject to regulatory review and customary closing conditions. Moody’s Corporation was advised by Greenhill & Co. on this transaction. Fermat International was advised by Jefferies International Limited.

About Moody’s Corporation

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody’s Economy.com, which provides economic research and data services, and Moody’s Wall Street Analytics, a provider of software for structured finance analytics. The Corporation, which reported revenue of $2.3 billion in 2007, employs approximately 3,500 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2008 and other forward-looking statements in this release are made as of September 15, 2008, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10- K for the year ended December 31, 2007 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

# # #